As filed with the Securities and Exchange Commission on May 10, 2013

811-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The  undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   Center Coast MLP & Infrastructure Fund

Address of Principal Business Office:

1100 Louisiana Street
Suite 5025
Houston, Texas 77002

Telephone Number:

(713) 759-1400

Name and address of agent for service of process:

William H. Bauch
Center Coast Capital Advisors, LP
1100 Louisiana Street
Suite 5025
Houston, Texas 77002

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston in the State of Texas on the 10th day of May, 2013.

CENTER COAST MLP & INFRASTRUCTURE FUND

By:	/s/ Dan C. Tutcher
Dan C. Tutcher
Chief Executive Officer and Sole Trustee

Attest:	/s/ William H. Bauch
William H. Bauch
Chief Financial Officer and Chief Compliance Officer, Center Coast Capital Advisors, LP